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                SERIES D COMMON SECURITIES GUARANTEE AGREEMENT

                         General Motors Capital Trust D

                            Dated as of July 9, 1997



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                               TABLE OF CONTENTS


ARTICLE 1
      DEFINITIONS AND INTERPRETATION                                       1
      SECTION 1.1 Definitions and Interpretation.                          1

ARTICLE 2
      GUARANTEE                                                            3
      SECTION 2.1 Guarantee                                                3
      SECTION 2.2 Subordination                                            3
      SECTION 2.3 Waiver of Notice and Demand                              3
      SECTION 2.4 Obligations Not Affected                                 3
      SECTION 2.5 Rights of Common Holders                                 4
      SECTION 2.6 Guarantee of Payment                                     4
      SECTION 2.7 Subrogation                                              4
      SECTION 2.8 Independent Obligations                                  5

ARTICLE  3
      LIMITATION  OF  TRANSACTIONS;  RANKING                               5
      SECTION  3.1  Limitation  of Transactions                            5
      SECTION 3.2 Ranking                                                  5

ARTICLE 4
      TERMINATION                                                          6
      SECTION 4.1 Termination                                              6

ARTICLE 5
      MISCELLANEOUS                                                        6
      SECTION 5.1 Successors and Assigns                                   6
      SECTION 5.2 Amendments                                               6
      SECTION 5.3 Notices                                                  6
      SECTION 5.4 Benefit                                                  7
      SECTION 5.5 Governing Law                                            7
      SECTION 5.6 Genders                                                  7


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                SERIES D COMMON SECURITIES GUARANTEE AGREEMENT

      This GUARANTEE AGREEMENT (the "Series D Common Securities Guarantee"), dated as of July 9, 1997, is executed and delivered by General Motors Corporation, a Delaware corporation (the "Guarantor"), for the benefit of the Common Holders (as defined herein) of General Motors Capital Trust D, a Delaware statutory business trust (the "Series D Trust").

      WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Series D Declaration") dated as of July 9, 1997, among the trustees of the Series D Trust, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial ownership interests in the assets of the Series D Trust, the Series D Trust is issuing on the date hereof 94,493 common securities, having an aggregate liquidation amount of $2,362,325, designated the 8.67% Common Securities, Series D (the "Series D Common Securities");

      WHEREAS, as incentive for the Common Holders to purchase the Series D Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Series D Common Securities Guarantee, to pay to the Common Holders the Series D Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

      WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Series D Preferred Securities Guarantee") in substantially identical terms to this Series D Common Securities Guarantee for the benefit of the holders of the Series D Preferred Securities (as defined herein), except that if an event of default under the Indenture (as defined herein) with respect to the Series D Debentures (an "Indenture Event of Default") has occurred and is continuing, the rights of holders of the Series D Preferred Securities to receive Series D Guarantee Payments under the Series D Preferred Securities Guarantee will rank senior and prior in right to the rights of Common Holders to receive Series D Guarantee Payments under this Series D Common Securities Guarantee.

      NOW, THEREFORE, in consideration of the purchase by each Common Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Series D Common Securities Guarantee for the benefit of the Common Holders.

                                  ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

SECTION  1.1  Definitions and Interpretation.

      In this Series D Common Securities Guarantee, unless the context otherwise requires:

     (a) capitalized terms used in this Series D Common Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

     (b) a term defined anywhere in this Series D Common Securities Guarantee has the same meaning throughout;

     (c) all references to "the Series D Common Securities Guarantee" or "this Series D Common Securities Guarantee" are to this Series D Common Securities Guarantee as modified, supplemented or amended from time to time;

     (d) all references in this Series D Common Securities Guarantee to Articles and Sections are to Articles and Sections of this Series D Common Securities Guarantee, unless otherwise specified;

     (e) a term defined in the Trust Indenture Act has the same meaning when used in this Series D Common Securities Guarantee, unless otherwise defined in this Series D Common Securities Guarantee or unless the context otherwise requires; and

     (f) a reference to the singular includes the plural and vice versa.

      "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

      "Authorized Officer" of a Person means any Person that is authorized to bind such Person.

      "Business Day" means any day other than a day on which Federal or State banking institutions in New York, New York or Wilmington, Delaware, are authorized or obligated by any law, executive order or regulation to close.

      "Common Holder" means any holder, as registered on the books and records of the Series D Trust, of any Series D Common Securities.

      "Covered Person" means any Common Holder or beneficial owner of Series D Common Securities.

      "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Series D Common Securities Guarantee.

      "Indenture" means the Indenture dated as of July 1, 1997, between the Guarantor (the "Series D Debenture Issuer") and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Series D Debenture Issuer are to be issued to the Institutional Trustee of the Series D Trust, in each case as amended.

      "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Series D Common Securities Guarantee shall include:

            (a)   a  statement   that  each  officer   signing  the   Officers'
Certificate has read the covenant or condition and the definition relating thereto;

            (b)   a brief  statement of the nature and scope of the examination
or investigation undertaken  by  each  officer  in  rendering   the   Officers'
Certificate;

            (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

            (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

      "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

      "Series D Debentures" means the 8.67% Junior Subordinated Deferrable Interest Debentures, Series D, due 2012, issued by the Guarantor to the Institutional Trustee of the Series D Trust.

      "Series D Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Series D Common Securities, to the extent not paid or made by the Series D Trust: (i) any accrued and unpaid Distributions (as defined in the Series D Declaration) that are required to be paid on such Series D Common Securities, to the extent the Series D Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Series D Redemption Price"), to the extent the Series D Trust has funds available therefor, with respect to any Series D Common Securities called for redemption by the Series D Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Series D Trust (other than in connection with the distribution of Series D Debentures to the Common Holders or the redemption of all of the Series D Common Securities as provided in the Series D Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Series D Common Securities to the date of payment, to the extent the Series D Trust shall have funds available therefor, and (b) the amount of assets of the Series D Trust remaining available for distribution to Common Holders in liquidation of the Series D Trust (in either case, the "Series D Liquidation Distribution"). If an Indenture Event of Default has occurred and is continuing, the rights of holders of the Series D Preferred Securities to receive payments under the Series D Preferred Securities Guarantee Agreement shall rank senior and prior in right to the rights of Common Holders to receive Series D Guarantee Payments.

      "Series D Preferred Securities" mean the preferred securities of the Series D Trust having an aggregate liquidation amount of $76,381,375, designated the 8.67% Trust Originated Preferred Securities, Series D.

      "Series D Trust Securities" means the Series D Common Securities and the Series D Preferred Securities.

                                   ARTICLE 2

                                   GUARANTEE

SECTION  2.1  Guarantee

      The Guarantor irrevocably and unconditionally agrees to pay in full to the Common Holders the Series D Guarantee Payments (without duplication of amounts theretofore paid by the Series D Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Series D Trust may have or assert. The Guarantor's obligation to make a Series D Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Common Holders or by causing the Series D Trust to pay such amounts to the Common Holders.

SECTION   2.2 Subordination.

      If (a) an Event of Default or (b) an Indenture Event of Default has occurred and is continuing, the rights of Common Holders to receive Series D Guarantee Payments under this Series D Common Securities Guarantee are subordinated to the rights of holders of Series D Preferred Securities to receive Series D Guarantee Payments (as defined in the Series D Preferred Securities Guarantee) under the Series D Preferred Securities Guarantee.

SECTION  2.3  Waiver of Notice and Demand.

      The Guarantor hereby waives notice of acceptance of this Series D Common Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Series D Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION  2.4  Obligations Not Affected.

      The obligations, covenants, agreements and duties of the Guarantor under this Series D Common Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

      (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Series D Trust of any express or implied agreement, covenant, term or condition relating to the Series D Common Securities to be performed or observed by the Series D Trust;

      (b) the extension of time for the payment by the Series D Trust of all or any portion of the Distributions, Series D Redemption Price, Series D Liquidation Distribution or any other sums payable under the terms of the Series D Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series D Common Securities (other than an extension of time for payment of Distributions, Series D Redemption Price, Series D Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Series D Debentures);

      (c) any failure, omission, delay or lack of diligence on the part of the Common Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Common Holders pursuant to the terms of the Series D Common Securities, or any action on the part of the Series D Trust granting indulgence or extension of any kind;

      (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Series D Trust or any of the assets of the Series D Trust;

      (e) any invalidity of, or defect or deficiency in, the Series D Common Securities;

      (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

      (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.4 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

      There shall be no obligation of the Common Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION   2.5  Rights of Common Holders.

      The Guarantor expressly acknowledges that any Common Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Series D Common Securities Guarantee without first instituting a legal proceeding against the Series D Trust or any other Person.

SECTION  2.6  Guarantee of Payment.

      This Series D Common Securities Guarantee creates a guarantee of payment and not of collection. This Series D Common Securities Guarantee will not be discharged except by payment of the Series D Guarantee Payments in full (without duplication of amounts therefor paid by the Series D Trust).

SECTION  2.7  Subrogation.

      The Guarantor shall be subrogated to all (if any) rights of the Common Holders against the Series D Trust in respect of any amounts paid to such Common Holders by the Guarantor under this Series D Common Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Series D Common Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Series D Common Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Common Holders and to pay over such amount to the Common Holders.

SECTION  2.8  Independent Obligations.

      The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Series D Trust with respect to the Series D Common Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Series D Guarantee Payments pursuant to the terms of this Series D Common Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.4 hereof.

                                ARTICLE 3

                      LIMITATION OF TRANSACTIONS; RANKING

SECTION  3.1  Limitation of Transactions.

      So long as any Series D Common Securities remain outstanding, if (a) there shall have occurred an Event of Default, (b) there shall have occurred an Indenture Event of Default or (c) the Guarantor has exercised its option to defer interest payments on the Series D Debentures by extending the interest payment period and such period or extension thereof shall be continuing, then the Guarantor shall not (i) declare or pay any dividend on, make any distribution with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) purchases or acquisitions of shares of Guarantor's common stock (including, without limitation, all classes of common stock now or hereafter issued) in connection with the satisfaction by the Guarantor of its obligations under any employee benefit plans or any other contractual obligation of the Guarantor (other than a contractual obligation ranking pari passu with or junior to the Series D Debentures), (B) the issuance of capital stock in connection with a recapitalization or a reclassification of the Guarantor's capital stock or the exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock, in each case by merger or otherwise, or (C) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor that rank pari passu with or junior to the Series D Debentures or (iii) make any guarantee payments with respect to the foregoing (other than pursuant to this Series D Common Securities Guarantee).

      In addition, so long as any Series D Common Securities remain outstanding, the Guarantor (i) will remain the sole direct or indirect owner of all of the outstanding Series D Common Securities to be transferred, provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's ownership of the Series D Common Securities; and (ii) will not take any action which would cause the Series D Trust to cease to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Series D Debentures as provided in the Series D Declaration.

SECTION   3.2  Ranking.

      This Series D Common Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those made pari passu or subordinate by their terms (including, without limitation, the Series D Common Securities Guarantee Agreement dated as of the date hereof, by General Motors Corporation for the benefit of holders of common securities of General
Motors Capital Trust D), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock (including, without limitation, all classes of common stock now or hereafter issued); provided that, in accordance with Section 2.2, this Series D Common Securities Guarantee will rank subordinate and junior in right of payment to the Series D Preferred Securities Guarantee.


                                   ARTICLE 4

                                  TERMINATION

SECTION  4.1  Termination.

      This Series D Common Securities Guarantee shall terminate and be of no further force and effect upon (i) full payment of the amount payable upon redemption of the Series D Common Securities, (ii) upon the distribution of the Series D Debentures to all of the holders of the Series D Preferred Securities or (iii) upon full payment of the amounts payable in accordance with the Series D Declaration upon liquidation of the Series D Trust. Notwithstanding the foregoing, this Series D Common Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Common Holder must restore payment of any sums paid under the Series D Common Securities or under this Series D Common Securities Guarantee.

                                   ARTICLE 5

                                 MISCELLANEOUS

SECTION  5.1  Successors and Assigns.

      All guarantees and agreements contained in this Series D Common Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Common Holders of the Series D Common Securities then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor's assets to another entity, each as permitted by the Indenture, the Guarantor may not assign its rights or delegate its obligations under this Series D Common Securities Guarantee without the prior approval of the Common Holders of at least a Majority in liquidation amount of the Series D Common Securities then outstanding.

SECTION  5.2  Amendments.

      Except with respect to any changes that do not adversely affect the rights of Common Holders (in which case no consent of Common Holders will be required), this Series D Common Securities Guarantee may only be amended with the prior approval of the Common Holders of at least a majority in liquidation amount of all the outstanding Series D Common Securities. The provisions of Section 12.2 of the Series D Declaration with respect to meetings of Common Holders apply to the giving of such approval.

SECTION   5.3  Notices.

      All notices provided for in this Series D Common Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

     (a) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Common Holders):

                           General Motors Corporation
                           100 Renaissance Center
                           Detroit, Michigan  48243-7301
                           Attention:  General Counsel

     (b) If given to any Common Holder, at the address set forth on the books and records of the Series D Trust.

      All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION   5.4  Benefit.

      This Series D Common Securities Guarantee is solely for the benefit of the Common Holders and is not separately transferable from the Series D Common Securities.

SECTION   5.5  Governing Law.

THIS SERIES D COMMON SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION   5.6  Genders.

      The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.


                                  * * * * * *





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      THIS SERIES D COMMON  SECURITIES  GUARANTEE  is executed as of the day and year first above written.

                                                GENERAL MOTORS CORPORATION,
                                                 as Guarantor


                                                By:  /s/John D. Finnegan
                                                Name:   John D. Finnegan
                                                Title:  Vice President and
                                                        Treasurer